Exhibit 99.1

Bumble Inc. Announces Leadership Succession Plan for Company’s Next Chapter of Growth

Exceptional Product and Business Leader Lidiane Jones

to be Appointed CEO, Effective January 2, 2024.

Visionary Founder and CEO Whitney Wolfe Herd to Become Executive Chair.

AUSTIN, Texas (November 6, 2023) – Bumble Inc. (NASDAQ: BMBL) today announced a leadership succession plan for the Company’s next chapter of growth. Following a comprehensive search process, Lidiane Jones, who currently serves as Chief Executive Officer at Slack, a Salesforce (NYSE: CRM) company, will succeed Whitney Wolfe Herd as Chief Executive Officer, effective January 2, 2024. Wolfe Herd will transition to the Executive Chair role at that time.

Wolfe Herd founded Bumble in 2014 with the goal of creating an empowering online dating space for women. Under Wolfe Herd’s leadership, Bumble has become one of the world’s leading networking apps, enabling members to connect with confidence whether dating, networking or meeting friends online. Bumble Inc. has also become known as a global brand that champions women’s safety online.

Jones has more than two decades of experience as a product and business innovator across some of the world’s most prominent consumer and business technology brands. She has led teams and brought products to life across productivity, enterprise scalability and machine learning, always with a keen focus on reimagining and elevating the consumer experience. Her background, passion and values make Jones perfectly suited to lead Bumble Inc. forward and accelerate the Company’s vision to embrace AI innovation across its portfolio of applications in pursuit of facilitating human connection safely.

Wolfe Herd said, “It’s a monumental moment, one that has taken a great deal of time, consideration and care, for me to pass the baton to a leader and a woman I deeply respect. This move to Executive Chair gives me the ability to step forward into a new and exciting role, get back to my founder roots and bring immense passion and focus to this next chapter of growth. As I reflect on the past decade, I am moved by what our team has achieved and by the passionate community we have created. I am also incredibly optimistic about the future. I believe in Bumble Inc.’s significant potential today more than ever before. I’ve thought hard about what type of leader could ultimately step into the CEO role as a successor and help continue taking Bumble to even greater heights, and I am so pleased to have found Lidiane. Lidiane’s expertise and track record in product and technology is exceptional and having her leading the next chapter of Bumble Inc. is a major win for our company, customers and team. Our shared passion, complementary skill sets and long-term vision for what Bumble Inc. can achieve makes this an exciting time for us both. I am confident that we are going to be fantastic partners in Bumble Inc.’s most exciting chapter to date, as we propel the Company’s brand, mission and products, and scale Bumble Inc. to new heights.”

Ann Mather, chair of the board of directors, said, “Whitney and the Board have been focused on a thoughtful and deliberate succession plan for quite some time. We are pleased to have identified a leader of Lidiane’s caliber with broad and multidisciplinary expertise – ranging from product development, to machine learning, to marketing to customer experience – as Bumble Inc. continues to innovate and invest in its products and technology. We are confident she will be an advocate for our members and the entire Bumble Inc. team as the Company continues to generate durable growth and tap into new markets and brand-specific opportunities to bring people closer together.”

Mather continued, “On behalf of the entire Board, I want to thank Whitney for her vision and nearly 10 years of leadership. Whitney has been a powerful force in shaping the online dating industry, and she has been relentless in her determination to meaningfully expand Bumble Inc.’s offerings and global community. We are excited to continue working with Whitney as Executive Chair and look forward to all that she will bring to that role.”

Before taking the helm as CEO at Slack, Jones was the EVP and GM for Salesforce Digital Experiences (including Marketing and Commerce Cloud). Prior to Salesforce, Jones led Sonos’ software product team and spent nearly 13 years at Microsoft as a leader in a variety of products. Jones holds a BS in Computer Science from the University of Michigan, Ann Arbor. She is a mom, personally drawn to the mission of creating a more equitable world, an avid reader and a lifelong learner of everything tech, economics, leadership and policy making.

Jones said, “I have long admired Bumble’s mission and it is truly a privilege to join Bumble Inc. as CEO and work alongside Whitney and such an amazing global team, and I want to sincerely thank Whitney and the Board for the confidence and trust they have placed in me. I am also grateful to have the support of my colleagues at Slack and Salesforce, and I remain tremendously confident in what they will accomplish together. As a woman who has spent her career in technology, it’s a gift to lean on my experience to lead a company dedicated to women and encouraging equality, integrity and kindness, all deeply personal and inspiring to me. I look forward to bringing my expertise, passion and drive to Bumble Inc. to foster long-term, sustainable growth and create delightful experiences that will expand our global community well into the future.”

Jones will remain at Slack until the end of the year.

About Bumble Inc.

Bumble Inc. is the parent company of Bumble, Bumble for Friends, Badoo, Fruitz and Official. The Bumble platform enables people to build healthy and equitable relationships, through Kind Connections. Founded by CEO Whitney Wolfe Herd in 2014, Bumble was one of the first dating apps built with women at the center and connects people across dating (Bumble Date), friendship (Bumble For Friends) and professional networking (Bumble Bizz). Badoo, which was founded in 2006, is one of the pioneers of web and mobile dating products. Fruitz, founded in 2017, encourages open and honest communication of dating intentions through playful fruit metaphors. Official is an app for couples that promotes open and honest communication between partners and was founded in 2020.

For more information about Bumble, please visit www.bumble.com and follow @Bumble on social platforms.

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